MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Dated: 22nd January 2007	Code-name SALEFORM 1993 Revised 1966, 1983 and 1986/87.

Staines Holding Inc. of 80, Broad Street, Monrovia, Liberia

hereinafter called the Sellers, have agreed to sell, and Cardiff Marine Inc. or their guaranteed nominee and corporate guarantee wording to be given by Sellers and shall be accepted by Buyers hereinafter called the Buyers, have agreed to buy

Name: M/V = AMAZON =

Classification Society/Class: American Bureau of Shipping

Built: 1990	By: China Shipbuilding Corp. of Kaolisiung
Flag: Liberia	Place of Registration: Monravla
Call Sign: ELYQ5	Grt/Nrt: about 77,096 Grt about 47,175 Nrt

~~Register~~: I.M.O. Number: 8906688

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and Banking days in Germany and the U.K. ~~in Clause 1~~ and ~~in~~ the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1. Purchase Price US$ 47,250,000 cash payment (United States Dollars Forty Seven Million Two Hundred Fifty Thousand only)

2. Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three)                banking days from the date of this Agreement has been signed by both parties and all subjects have been lifted. This Agreement is to be signed promptly and within 3 (three) working days from the date of receipt by the Buyers of this agreement signed by the Sellers. This deposit shall be placed with Deutsche Schiffsbank AG,             Domshof 17, Bremen D-28195, Tel: +49/421/3609 263, Fax: +49/421/323 539, e-mail: peter.zimmermann@schiffsbank.com, account no.                   of Deutsche Schiffsbank AG (SWIFT: DESBDE22) with Citibank N.A., New York (SWIFT: CITIUS33) with reference “ in favour of joint account no.                      of Staines Holding Inc. and (to be advised later)”
and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3. Payment

The said Purchase Price including the release of deposit and any other payment called for in accordance with the Moa shall be paid in full free of bank charges to Deutsche Schiffsbank AG, Domshof

17, Bremen D-28195, Tel: +49/421/3609263, Fax: +49/421/323539, e-mail: peter..zimmermann@schiffsbank.com on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections
a)*

The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel ~~at~~/in Amsterdam                    on 15-16/01/2007
and have accepted the Vessel following this Inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

b)*	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and the Vessels not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*~~	~~4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~
5.	Notices, time and place of delivery
a)

The Sellers shall keep the Buyers well informed of the Vessel's Itinerary and shall provide the Buyers with 30/21/14/7/3, 2 , and 1 days notice of the estimated time of arrival at the
Intended place of ~~dry-docking~~/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at~~/in~~ a port in Sellers’ option within the following ranges:

- Skaw/Passero range

or

-Aden-Muscat-Japan range including Indonesia, Thailand, Malaysia, Philippines, Taiwan and China.

~~In tho Sellers’ option~~ Vessel to be delivered charterfree and free of cargo. The vessel wilt be delivered upon completion of her present charter, but Sellers have the right to perform one, ballast voyage to the port of delivery, should the Sellers deem this to be necessary.

Expected time of delivery: between 01/05/2007 and 15/07/2007, actual date in Sellers’ option

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 15/07/2007

c)

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and

Propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 3 (three)  ~~7~~ runing days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 3 (three) ~~7~~ running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the canceling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)

Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	~~Drydocking~~/Divers Inspection
a)**	See Clause 17, herein

~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules, If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**

(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society in presence of Sellers’ and Buyers’ representatives prior to the delivery of the Vessel, If the Inspection is carried out at a place of delivery which is not the vessel’s discharge port, same shall be performed within 24 hours of the vessel’s arrival at such place of delivery and the expenses to bring the vessel to this place of delivery shall be borne by the Sellers. If the inspection is carried out at the vessel’s discharge port, same shall be performed latest within 24 hours of completion of discharge. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port. Sellers have the option to have the underwater inspection performed during the vessel’s last voyage under the Charter Party but not earlier than 21 days approximate prior to vessel’s delivery.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules, if the rudder, propeller, bottom or other underwater parts below the deepest load line are found, broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6. b) (ii) and no suitable dry-docking facilities are available at the port or delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 6 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)	If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
**	6 a) and 6 b) are alternatives; delete whichever is not applicable, in the absence of deletions, alternative 6 a) to apply.
7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, onshore and on order ~~shore.~~ All spare parts and spare equipment ~~including spare tail and shaft(s) and/or~~ s~~pare propeller(s)/propeller blade(s), if any,~~ belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, ~~but spares on order are to be excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including spare tail and shaft(s) and spare propellers(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment ~~if they are the property of the Sellers.~~ Unused stores ~~and provisions~~ shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation, ~~Captain’s,~~

~~Officers’ and Crew’s personal belongings including the-slop chest are to be excluded from the sale, as well as the~~ The following additional items (including items on hire) are to be excluded from the sale:

-	Bond, Provisions and Slop Chest which are to be purchased by the Buyers against original vouchers
-	Master’s, Officer’s and Crew’s personal effects including computers and videos
-	Gas bottles
-	ISM manuals and correspondence
-	Complete Sellers’ voyage files including all Bills of Lading, Mate’s Receipts, time sheets, voyage reports, port logs, form 61, draught immersion, cargo plans, stevedore damage, ventilation logs, etc.
-	any P and I damage/injury/etc. claim correspondence
-	Official log books, Buyers are allowed to take copies at their expense
-	Log books, deck and engine maintenance records, plus current ones, Buyers are allowed to take copies at their expense
-	All correspondence between Sellers/Managers and the vessel
-	All voyage documents
-	Drydock files, Buyers are allowed to take copies at their expense
-	Master’s accounts up to delivery
-	All unused note paper, this includes stationery bearing the name Amazon or Bulk Atalanta or Cape Asia and Transocean Maritime Agencies, the Owning Company, etc.
-	Marlink unused stationery, tariff book and service memoranda
-	Video cassettes, CD-DVD

The Buyers shall take over the remaining bunkers at Sellers price mentioned in the last charter party in force before the vessel’s delivery (IFO $300/MT, MDO $550/MT) and unused lubricating oils in storage tanks and sealed drums and pay the Sellers net purchase price as evidenced by the submission of suppliers’ vouchers. ~~current not market price- (excluding barging expenses) at the port and date of delivery of the Vessel~~.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: Deutsche Schiffsbank AG offices, 5-7 St. Helen’s Place, London EC3A 6AU, Tel: +44/207/496 9519, Fax: +44/207/588 7036, e-mail: dsb.londan@schiffsbank.com In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)

Legal Bill of Sale in a form recordable in the appropriate registry (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized ~~by the consul of such country or other competent authority~~ or apostilled.

b)	Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.
c)	Confirmation of Class issued within 72 hours prior to delivery.
d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.
e)

Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)

Sellers will provide Buyers with all reasonable documentation required by the competent authorities for the purpose of registering the vessel. Such list of documentation is to be mutually agreed upon and incorporated into the MOA .or if not agreed at time of signing the MOA it will form an addendum to the MOA;

~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, In which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in substantially the same condition as when inspected ~~as she was at the time of inspection,~~ fair wear and tear excepted. The burden of proof to the contrary shall rest with the Buyers.

However, the Vessel shall be delivered with her class maintained without recommendations with the exception of ABS class recommendations no 336 and 337 and ABS statutory deficiency no 348, as per ABS definitions, ~~condition/recommendation~~* free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/~~recommendation~~* by Class or, the relevant authorities at the time of delivery for a period of 3 (three) months.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) ~~or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement~~. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account~~
12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this

Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted, a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given, but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fall to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at the next convenient port ~~on or about~~

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of Indemnity prior to their embarkation. These representatives will be accomodated on board as Officers and provided fare at the Captain’s table at Buyers’ risk and at the expenses of US$ 10 per man per day.

16.	Arbitration
a)*

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, (that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~

~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there. The laws of shall govern this Agreement.~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clauses 17 to 21 shall be deemed to form an integral part of this agreement.

Clause 17

Pursuant to Clause 6 b herein, the Buyers have the right to undertake inspection of vessel’s underwater parts using a diver approved by the Classification Society, in water, which in class’ opinion is sufficiently clear to carry out the inspection. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to or prior to the delivery port. Should any damage to vessel’s underwater parts, affecting Class, be discovered during the diver’s inspection, then the cancelling date for delivery of the vessel to the Buyers will be automatically extended to allow the vessel to effect repairs to the satisfaction of the Classification Society.

In the event that following the Diver’s inspection, Class imposes a condition of class but the vessel is not required to drydock before, her next scheduled drydocking, then the Sellers shall pay to the Buyers the estimate cost to repair such damage in a way which is acceptable to the vessel’s class and which shall be the direct cost of the repair for such damage only and to be based on an average quotation given by two reputable independent and local repair yards at the port of delivery or nearby, one chosen by the Buyers and one by the Sellers.

The amount as agreed shall be deducted from the balance of the purchase price.

Clause 18

The Sellers confirm that, to the best of their knowledge, the vessel is not blacklisted by the Arab Boycott League in Damascus.

Clause l9

This sale is to be kept strictly private and confidential except where required by statutory or stock listing requirements.

Clause 20

The vessel to be delivered free of recorded port state control deficiencies.

Clause 21

This sale is subject to Buyers BOD/Financing which to be declared not later than 9th March, 2007.

This agreement is drawn up in two originals of even tenor and date one to be retained by each party.

For the Sellers	For the Buyers
STAINES HOLDING INC.
/s/ Illegible	/s/ Illegible
Attorney-in-fact

Addendum no 1 to Memorandum of Agreement

STAINES HOLDING INC / CARDIFF MARINE INC

dated 22nd January 2007

This Addendum, dated 12th March 2007, is entered into by and between STAINES HOLDING INC, as Sellers of the m.v Amazon (the “Vessel”) and CARDIFF MARINE INC, as Buyers of the Vessel, by virtue of a Memorandum of Agreement (the “M.O.A”) dated 22nd January 2007.

With reference to Clause 21 of the M.O.A., and following Buyers’ request to extend the period for Buyers’ Board of Directors / Financing to lift subjects for this sale, Sellers agreed to postpone the maximum date of 09th March 2007 as mentioned in the M.O.A. for Buyers’ lifting subjects, to 27th April 2007 the latest.

All the other terms and conditions of the above mentioned Memorandum of Agreement shall remain unaltered and in full force and effect.

This Addendum No 2 is issued in two (2) originals, one for the Sellers and one for the Buyers.

IN WITNESS WHEREOF this Addendum No. 2 has been executed the day and year above referred to by the duly authorized representatives of the parties hereto.

For and on behalf of the Sellers	For and on behalf of the Buyers

STAINES HOLDING INC.	CARDIFF MARINE INC.
/s/ P. Pinto	/s/ Illegible
Name: P. PINTO	Name: Illegible
Title: Attorney-in-fact	Title: Attorney-In-Fact.